Exhibit 10.1

AMENDMENT TO THE

ENERGOUS CORPORATION

PERFORMANCE SHARE UNIT PLAN

This Amendment (“Amendment”) to the Energous Corporation Performance Share Unit Plan (“Plan”) is made and entered into as of November 7, 2018 (“Effective Date”) by Energous Corporation, a Delaware corporation (“Company”).

RECITALS

WHEREAS, the Company believes it can better incentivize and motivate its workforce by providing a comprehensive and diverse set of vesting criteria for Awards under the Plan.

NOW, THEREFORE, the following changes to the Plan are hereby approved:

1.Section 2.25 of the Plan is hereby amended to read in its entirety as follows:

2.25  “Performance Metric” means any one or more of the following performance metrics, either individually, alternatively or in any combination, applied on a company-wide, subsidiary, division, business unit or line of business basis:

•	cash flow or liquidity measures (including without limitation free cash flow and cash flow from operating, investing or financing activities or any combination thereof);

•	assets;

•	revenue (whether net or gross, related to any one or more products, services or customers;

•	costs or expenses;

•	margins (gross margin, operating margin or other), as improvement in margins;

•	return on assets, equity, investment, revenue, sales, capital, net capital employed or total shareholder return;

•	income (including operating income, pre-tax income, net income or any other measure of income) on an aggregate or per share basis;

•	earnings or loss (including measures of adjusted earning and loss such as EBITDA) and per share measure of earnings;

•	indebtedness;

•	credit rating;

•	profit (gross or net) or sales (before or after taxes);

•	ratios (including one or more of price to earnings, debt to assets, debt to net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk);

•	economic value added;

•	stock price or market capitalization;

•	achievement of key corporate initiatives, projects or customer wins;

•	regulatory goals or milestones including the advancement of governmental permitting and approval processes;

•	research and development milestones, including contract-related milestones;

•	product invention or innovation;

•	goals related to development, design, fabrication, production or fulfillment;

•	backlog, billings or bookings;

•	employee retention, productivity and satisfaction metrics;

•	any other metric that is capable of measurement as determined by the Committee.

2.Section 8.1 of the Plan is hereby amended to read in its entirety as follows:

8.1 Performance Measures and Terms and Conditions

Performance Share Units shall be eligible to become earned during an applicable performance period based upon the applicable Performance Metric chosen by the Board. At the time of grant, the Board may establish a period of time and any additional terms and conditions applicable to Performance Share Units. Each Award may use different Performance Metrics.

3.Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

4.No Other Changes Except for the foregoing amendments set forth in Section 1 and 2 above, no other terms or provisions of the Plan have been modified as a result of this Amendment.

5.Effect of Amendment. The Plan, as amended hereby, shall continue in full force and effect in accordance with its terms.